UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 26, 2015 (May 19, 2015)

RMG NETWORKS HOLDING CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-35534	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15301 North Dallas Parkway Suite 500 Addison, TX	75001
(Address of Principal Executive Offices)	(Zip Code)

(800) 827-9666

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 19, 2015, RMG Networks Holding Corporation (the “Company”) received notice from Nasdaq that the Company is not in compliance with Nasdaq Listing Rule 5450(b)(1)(A), which requires that companies listed on the Nasdaq Global Market maintain a minimum of $10 million in stockholders’ equity for continued listing. The notice has no effect on the listing of the Company’s securities at this time, and its common stock will continue to trade on the Nasdaq Global Market under the symbol “RMGN.”

Under the Nasdaq Listing Rules, the Company has 45 calendar days from receipt of the notice to submit a plan to regain compliance. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the notice to evidence compliance. The Company submitted its plan to regain compliance to Nasdaq on May 26, 2015. In its submission, the Company noted that, as reported in the Company’s current report on Form 8-K filed on May 19, 2015, on May 13, 2015, the Company’s stockholders approved the issuance of shares of the Company’s common stock upon the conversion of the Company’s outstanding shares of Series A convertible preferred stock (the “Series A Preferred Stock”) and, accordingly, on that date the outstanding shares of Series A Preferred Stock was automatically converted into an aggregate of 24,999,999 shares of common stock. As a result of such conversion, the Company currently anticipates that the Company’s stockholders’ equity as of June 30, 2015 will exceed $10 million. Accordingly, the Company requested that it be provided until August 31, 2015 to evidence compliance with Listing Rule 5450(b)(1)(A). There can be no assurance, however, that such request will be granted. If Nasdaq does not accept the Company’s plan to regain compliance, the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel. If the Company is unable to evidence compliance with Listing Rule 5450(b)(1)(A), it intends to apply to transfer its listing to the Nasdaq Capital Market (which requires a minimum of $2.5 million in stockholders’ equity for continued listing).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 26, 2015

RMG NETWORKS HOLDING CORPORATION

By:  /s/ David Mace Roberts

Name: David Mace Roberts

Title: SVP, General Counsel and Secretary

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